Exhibit 10.3

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS AGREEMENT is executed and entered into as of this ____ day of _______________, 20___, by and between Twin Disc, Incorporated, a Wisconsin corporation, with its principal offices located at 1328 Racine Street, Racine, Wisconsin ("Corporation"), and ____________________ ("Employee").
WITNESSETH:
WHEREAS, the Board of Directors of the Corporation is aware of the uncertainties created by the current business environment in which tender offers for publicly-held corporations are increasingly frequent, is aware that the possibility of a change in control of the Corporation raises questions and uncertainties, and is aware that these questions and uncertainties are cause for legitimate concern among key Corporation employees about their future with the Corporation; and
WHEREAS, the Board of Directors of the Corporation recognizes that the efforts of those employees identified by the Board as key management employees have contributed and will continue to contribute to the growth and success of the Corporation; and
WHEREAS, the Board of Directors of the Corporation is concerned that the uncertainties associated with the current business environment may adversely affect the morale of key management employees of the Corporation, undermine the confidence of such key management employees in the ability of the Corporation to remain a viable and competitive entity and jeopardize the ability of the Corporation to attract and retain the services of key management employees in the future; and
WHEREAS, the Board of Directors of the Corporation believes that in the best interests of the Corporation, it is essential that key management employees, including Employee, be retained and that the Corporation be in a position to rely on their ongoing dedication and commitment to render services to the Corporation, irrespective of whether the Corporation is or may be acquired or merged with or into another corporation.

NOW, THEREFORE, in consideration of, and as a specific inducement for, the continued services of Employee, the parties hereto agree as follows:
1.           Term of Agreement.  This Agreement shall commence as of the date hereof and shall continue in effect until November 1st, 2015; provided, however, that commencing on November 1, 2015, and each November 1st thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than August 1 of that year, the Corporation shall have given notice that it does not wish to extend this Agreement; provided, further, if a Change in Control (as defined in Section 2 below) of the Corporation shall have occurred during the original or extended term of this Agreement, this Agreement shall continue in effect for a period of twenty-four (24) months beyond the month in which such Change in Control of the Corporation occurred.

2.           Change in Control of the Corporation.
(a)           No benefits shall be payable hereunder unless there shall have been a Change in Control of the Corporation, as set forth below. For purposes of this Agreement, a "Change in Control of the Corporation" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") whether or not the Corporation is then subject to such reporting requirement; provided that without limitation, such a change in control shall be deemed to have occurred if:
(i)           any "person" (as defined in Sections 13(d) and 14(d) of the Exchange Act) other than John Batten or any member of his family (the "Batten Family"), is or becomes the "beneficial owner' (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing thirty percent (30%) or more of the combined voting power of the Corporation's then outstanding securities;
(ii)           during any period of two (2) consecutive years (not including any period prior to the execution of this Agreement) there shall cease to be a majority of the Board comprised as follows:  individuals who at the beginning of such period constitute the Board and any new director(s) whose election by the Board or nomination for election by the Corporation's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved; or
(iii)           the shareholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all the Corporation's assets.
(b)           For purposes of this Agreement a "Potential Change in Control of the Corporation" shall be deemed to have occurred if (i) the Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Corporation, (ii) any person (including the Corporation) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Corporation, (iii) any person, other than a member of the Batten Family or a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or a corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, who is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 9.5% or more of the combined voting power of the Corporation's then outstanding securities, increases his beneficial ownership of such securities by 5% or more over the percentage so owned by such person on the date hereof; or (iv) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control of the Corporation has occurred.  Employee agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control of the Corporation, Employee shall not terminate his employment with the Corporation until the earliest of (i) a date which is six (6) months from the occurrence of such Potential Change in Control of the Corporation, (ii) the termination by Employee of his employment by reason of Disability or Retirement (at Employee's normal retirement age), as defined in Subsection 3(a) hereof, or (iii) the occurrence of a Change in Control of the Corporation.
3.           Termination Following a Change in Control of the Corporation. If any of the events described in Section 2 hereof constituting a change in control of the Corporation shall have occurred, Employee shall be entitled to the benefits provided in Subsection 4(d) hereof immediately upon a termination of his employment which occurs during the term of this Agreement unless such termination is (i) due to Employee's death, Disability or Retirement as those terms are defined in Subsection 3(a) below, (ii) by the Corporation for Cause, as that term is defined in Subsection 3(b) below, or (iii) by Employee other than for Good Reason, as that term is defined in Subsection 3(c) below.
(a)           Disability; Retirement. If, as a result of Employee's incapacity due to physical or mental illness, Employee shall have been absent from the full-time performance of his duties with the Corporation for six (6) consecutive months, and within thirty (30) days after written notice of termination is given, Employee shall not have returned to the full-time performance of his duties, the Corporation may terminate Employee's employment for "Disability." Termination by the Corporation or by Employee of Employee's employment by reason of "Retirement" shall mean termination on or after Employee's attainment of age 65.
(b)           Cause. Termination by the Corporation of Employee's employment for "Cause" shall mean termination upon (i) the willful and continued failure by Employee to substantially perform his duties with the Corporation (other than any such failure resulting from termination for Good Reason) after a demand for substantial performance is delivered to Employee that specifically identifies the manner in which the Corporation believes that Employee has not substantially performed his duties, and Employee has failed to resume substantial performance of his duties on a continuous basis within fourteen (14) days of receiving such demand, (ii) the willful engaging by Employee in conduct which is demonstrably and materially injurious to the Corporation, monetarily or otherwise or (iii) Employee's conviction of a felony or conviction of a misdemeanor which materially impairs Employee's ability substantially to perform his duties with the Corporation or (iv) commission of an act of fraud or material dishonesty involving the Corporation.  For purposes of this Subsection 3(b), no act or failure to act, on Employee's part shall be deemed "willful" unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that his action or omission was in the best interest of the Corporation.
(c)           Good Reason.  Employee shall be entitled to terminate his employment for Good Reason.  For purposes of this Agreement, "Good Reason" shall mean, without Employee's express written consent, the occurrence after a Change in Control of the Corporation of any one or more of the following:
(i)           the assignment to Employee of duties, responsibilities or status  that constitute a material diminution from his or her present duties, responsibilities and status as __________________ of the Corporation or a material reduction or alteration in the nature or status of Employee's duties and responsibilities from those in effect as of the date hereof;
(ii)           a reduction by the Corporation in Employee's annual base salary as in effect immediately prior to the Change in Control of the Corporation or as the same shall be increased after the Change in Control of the Corporation (“Base Salary”);
(iii)           a material change in the geographic location at which the Employee must provide services;
(iv)           the failure by the Corporation to continue in effect the Corporation's Salaried Retirement Savings Plan, Supplemental Retirement Plan, Choice Plan (cafeteria plan under Section 125 of the Internal Revenue Code for qualified group insurance benefits), Corporate Incentive Plan, Long Term Incentive Compensation Plan, The Accelerator 401(k) Savings Plan, Executive Life Insurance Program,  or any other of the Corporation's employee benefit plans, policies, practices or arrangements in which Employee participates (unless any such plan, policy, practice or arrangement is replaced by a substantially comparable plan, policy, practice or arrangement in terms of the amount of benefits provided) or the failure by the Corporation to continue Employee's participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of Employee's participation relative to other participants, as existed as of the date hereof;
(v)           the failure of the Corporation to obtain a satisfactory agreement from any successor to the Corporation to assume and agree to perform this Agreement as contemplated in Section 5 hereof; or
(vi)           any purported termination by the Corporation of Employee's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection 4(d) below, and for purposes of this Agreement, no such purported termination shall be effective.  Employee's right to terminate his employment pursuant to this Subsection 3(c) shall not be affected by his incapacity due to physical or mental illness.  Employee's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.
(d)           Notice of Termination.  Any termination by the Corporation for Cause or by Employee for Good Reason shall be communicated by Notice of Termination to the other party hereto.  For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated.
(e)           Date of Termination.  "Date of Termination" shall mean the date as of which Employee’s expected services permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately-preceding 36-month period.
4.           Compensation Upon Termination or During Disability.  Following a Change in Control of the Corporation, as defined in Section 2 hereof, upon termination of Employee's employment or during a period of disability Employee shall be entitled to the following benefits:
(a)           During any period that Employee fails to perform his full-time duties with the Corporation as a result of incapacity due to Disability as that term is defined in Subsection 3(a) herein, Employee shall continue to receive his Base Salary at the rate in effect at the commencement of any such period, until Employee's employment is terminated pursuant to Subsection 3(a) hereof.  Thereafter, Employee's benefits shall be determined in accordance with the Corporation's retirement, insurance and other applicable programs and plans then in effect.
(b)           If Employee's employment shall be terminated by the Corporation for Cause or by Employee other than for Good Reason, the Corporation shall pay Employee his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given or on the Date of Termination if no Notice of Termination is required hereunder, plus all other amounts to which Employee is entitled under any compensation plan of the Corporation at the time such payments are due, and the Corporation shall have no further obligations to Employee under this Agreement.
(c)           If Employee's employment terminates by reason of his Retirement or by reason of his death, then Employee's benefits shall be determined in accordance with the Corporation's Supplemental Retirement Plans, and its retirement, survivor's benefits, insurance, and/or such other applicable programs and plans then in effect.
(d)           If Employee's employment by the Corporation shall be terminated by the Corporation other than for Cause, Retirement or Disability, or by Employee for Good Reason, Employee shall be entitled to the benefits (the "Severance Payments") provided below:
(i)           the Corporation shall pay Employee his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, or the Date of Termination where no Notice of Termination is required hereunder;
(ii)           the Corporation shall pay as severance benefits to Employee, on the date specified in Subsection 4(g) below, a lump sum severance payment equal to the product of
(A) the sum of (I) Employee's annual Base Salary in effect immediately prior to the Date of Termination (or, if Employee’s employment terminates for Good Reason based on a reduction in Base Salary, the Employee’s annual Base Salary as in effect immediately prior to such reduction), and (II) the greater of (x) the annual bonus awarded to Employee under the Corporation’s Corporate Incentive Plan for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs (or, if no annual bonus was received for such fiscal year, the average of the annual bonuses awarded to Employee under the Corporation’s Corporate Incentive Plan for the three fiscal years immediately preceding the fiscal year in which the Date of Termination occurs), or (y) the Employee’s target annual bonus under the Corporation’s Corporate Incentive Plan for the fiscal year in which the Date of Termination occurs; times
(B) 1.5;
(iii)           in lieu of shares of common stock of the Corporation ("Option Shares") issuable upon exercise of outstanding options ("Options"), if any, granted to Employee under the Corporation's 2010 Long-Term Incentive Compensation Plan, together with any additional, substitute or successor option program or plan as may be in effect from time to time, (which Options shall be canceled upon the making of the payment referred to below), Employee shall receive, on the date specified in Subsection 4(g) below, an amount in cash equal to the product of (i) the higher of the closing price of shares reported on the NASDAQ Stock Market on the Date of Termination or the highest per share price for Option Shares actually paid in connection with any Change in Control of the Corporation, over the per share exercise price of each Option held by Employee, times (ii) the number of Option Shares covered by each such Option;
(iv)           for a twenty-four (24) month period after such termination, the Corporation will arrange to provide Employee, at the Corporation's expense, with benefits under the Corporation's applicable employee fringe benefit plans, which benefits shall be the same or substantially similar to the benefits Employee was receiving immediately prior to the Notice of Termination; but in no event shall Employee be provided the benefits described herein after the first day of the month after Employee attains age 65; and provided further that benefits otherwise receivable by Employee pursuant to this Subsection (iv) shall be reduced to the extent comparable benefits are actually received by Employee during the twenty-four (24) month period following Employee's termination and any such benefits actually received by Employee shall be reported to the Corporation. In the event the Corporation’s contributions for coverage under the fringe benefit plans would be treated as deferred compensation under Section 409A of the Code and contributions during the six (6) months following Employee’s Date of Termination would cause Employee to be subject to an additional tax under Section 409A of the Code, Employee shall pay the entire cost of coverage during such six-month period and the Corporation shall reimburse Employee for the amount that the Corporation would have paid during such period on the first date that the Corporation may make such payment without causing an additional tax to be paid by Employee under Section 409A of the Code.  In addition, to the extent that any such fringe benefit plan provides for reimbursement of any expenses or the provision of any in-kind benefits that are subject to Section 409A of the Code, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year (provided, that, this clause (i) will not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect); (ii) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred; and (iii) Employee's right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
(e)           In the event that Employee becomes entitled to the Severance Payments, if it is determined that any of the Severance Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986 ("Code") (or any similar tax that may hereafter be imposed), the Severance Payments to which Employee is entitled hereunder shall be reduced to the extent necessary to avoid the imposition of any Excise Tax upon such Severance Payments. In the event Severance Payments shall have previously been made to Employee which are or would be subject to the Excise Tax, Employee shall immediately repay to the Corporation that portion of the Severance Payments determined to be subject to such Excise Tax.  For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by Employee in connection with a Change in Control of the Corporation or Employee's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Corporation, any person whose actions result in a Change in Control of the Corporation or any person affiliated with the Corporation or such person) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Corporation's independent auditors and acceptable to Employee such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (ii) the amount of the Severance Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Severance Payments or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (i) above), and (iii) the value of any non-cash benefits or any deferred payment or benefits shall be determined by the Corporation's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.  In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Employee's employment, the Corporation shall repay to the Employee at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Severance Payments previously repaid by Employee to the Corporation hereunder attributable to such reduction plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.  In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of Employee's employment, Employee shall repay to the Corporation such further excess portion of the Severance Payments as would be subject to the Excise Tax (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.
(f)           In the event the amount of Severance Payments that Employee would be entitled to receive hereunder, following a Change in Control of the Corporation, upon termination of Employee's employment, would, under any applicable provision of law, render the validity, legality or enforceability of this Agreement and the Severance Payments made hereunder contingent upon this Agreement having first been approved by the affirmative vote of a majority of the aggregate outstanding voting securities of the Corporation, (i) the Severance Payments due Employee hereunder shall be reduced to the extent necessary to avoid rendering this Agreement subject, under any applicable provision of law, to prior shareholder approval as specified above; or (ii) if Severance Payments have previously been made to Employee hereunder, the amount of which Severance Payments would render this Agreement subject to prior shareholder approval, as specified above, as a condition precedent to its validity, legality or enforceability, Employee shall immediately repay to the Corporation that portion of the Severance Payments which served to render this Agreement subject to said prior shareholder approval.
(g)           The payments provided for in Subsection (d) (ii) and (iii) above, together with interest on such amounts from the Date of Termination until the date such amounts are paid at the rate provided in Section 1274(b)(2)(B) of the Code, shall be made on the date that is 6 months after the Date of Termination; provided, that if a bona fide dispute exists regarding Employee’s right to payment on such date, payments (if any) shall be made in accordance with the provisions of Treasury Regulation 1.409A-3(g), which generally requires that (1) Employee accept the portion of the payment that the Corporation is willing to pay (unless such acceptance would result in a relinquishment of Employee’s claim to payment of the remaining amount); (2) Employee make good faith efforts to collect the remaining portion of the payment; and (3) any further payment is made no later than the end of the first taxable year of Employee in which: (i) Employee and the Corporation settle the dispute, (ii) the Corporation concedes the disputed amount is payable; or (iii) the Corporation is required to make such payment pursuant to a final and nonappealable judgment or other binding decision.
(h)           The Corporation shall also pay to Employee all legal fees and expenses incurred by Employee as a result of such termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder).  No such payments shall be made prior to the date which is 6 months after the Date of Termination.  On the date that is 6 months after the Date of Termination, the Corporation shall make a lump sum payment of all legal fees and expenses (if any) that accrued during such six month period, along with interest on such amounts from the date incurred by Employee to the date of payment at the rate provided in Section 1274(b)(2)(B) of the Code.
(i)           Employee shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 4 be reduced by any compensation earned by Employee as the result of employment by another employer after the Date of Termination, or otherwise.
(j)           The Severance Payments to be paid pursuant to Subsection (d) above are not intended as stipulated or liquidated damages for breach of any promise of a term of employment,  no such promise being made herein, but are payments which shall be fully earned as of the Date of Termination, and shall be compensation for:  Employee's continued services rendered to the Corporation after the date hereof and prior to such Date of Termination; the foregoing of other possibly more secure employment; consequential losses which may result from such termination, including, but not limited to, permanent injury to reputation, loss of career development opportunities, and emotional stress; and actual losses which may result from such termination including, but not limited to, lost wages and expenses of securing other employment.
(k)           The Corporation shall have no obligation to provide or cause to be provided to Employee the benefits described in this Agreement if the Corporation or Employee shall terminate Employee's employment prior to a Change of Control.  This Agreement is not and nothing contained herein shall be deemed to create a contract of employment between the Employee and the Corporation.
5.           Successors; Binding Agreement.
(a)           The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation or of any division or subsidiary thereof employing Employee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place.  Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to terminate employment and receive compensation from the Corporation in the same amount and on the same terms as Employee would be entitled hereunder if Employee terminated his employment for Good Reason.
(b)           This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Employee should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein. shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee or other designees or, if there is no such designee, to Employee's estate.
6.           Administration of Agreement; Claims Procedures.
(a)           This Agreement shall be administered by the Compensation and Executive Development Committee of the Corporation’s Board of Directors, which has been given complete and discretionary authority by the Board of Directors to administer and interpret this Plan.
(b)           The Committee shall notify Employee in writing, within 90 days of his written application for benefits, of his eligibility or ineligibility for benefits under this Agreement.  If the Committee determines that Employee is not eligible for benefits or full benefits, the notice shall set forth (a) the specific reasons for such denial, (b) a specific reference to the provisions of this Agreement on which the denial is based, (c) a description of any additional information or material necessary for the Employee to perfect his claim, and a description of why it is needed, (d) an explanation of this Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the Employee wishes to have the claim reviewed (including the applicable time limits, a statement that the Employee is entitled to receive upon request, free of charge, access to and copies of all documents and other information relevant to the claim, and a statement regarding the Employee’s right to bring a civil action if the Employee’s review is denied), and (e) in the case of claims where the Committee determines that the Employee’s termination of employment was due to disability, copies of or the right to request free of charge any internal rule, guideline or protocol that was relied upon in denying the claim.  If the Committee determines that there are special circumstances requiring additional time to make a decision, the Committee shall notify the Employee of the special circumstances and of the date by which a decision is expected to be made, and may extend the time for up to an additional 90-day period.
If the Committee determines that Employee is ineligible for benefits, or if the Employee believes that he is entitled to greater or different benefits, the Employee shall have the opportunity to have such claim reviewed by the Committee by filing a petition for review with the Committee within 60 days after receipt of the notice issued by the Committee.  Said petition shall state the specific reasons why the Employee believes that he is entitled to benefits, greater benefits, or different benefits.  Within 60 days after receipt by the Committee of said petition, the Committee shall afford the Employee (and counsel, if any) an opportunity to present his position to the committee orally or in writing, and the Employee (or counsel, if any) an opportunity to present his position to the Committee orally or in writing, ad the Employee (or counsel) shall have the right to review the pertinent documents.  Within the 60-day period, the Committee shall notify the Employee of its decision in writing.  The Committee’s written notice to the Employee shall set forth specifically the basis of the Committee’s decision and the specific provisions of this Agreement on which the decision is based and shall be written in a manner calculated to be understood by the Employee.  If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of the Committee, but notice of this deferral shall be given to the Employee.  In the event of the death of Employee, the same procedure shall be applicable to the Employee’s beneficiaries.
Special procedures apply if a claim or claim denial is based upon an assertion that the Employee is disabled.  In such cases, the Committee must furnish the Employee with a written notice of this denial no later than 45 days after the receipt of the claim.  However, the Committee may request up to two extensions of up to 30 days each to process the claim by providing notice of the extension within the original 45 day period or within the initial 30 day extension period (whichever applies).  Each notice must state the special circumstances requiring the extension of time, the standards on which the determination of disability are based, and the date by which the Committee expects to render a decision on the claim.  If additional information is needed to process the claim, the Employee will be given at least 45 days to provide such information.
If the Committee determines that the Employee terminated employment due to disability, and the Employee wishes to submit the claim for a hearing and review, the Employee must file the claim for review no later than 180 days after receiving written notification of the denial of his claim for benefits.  The Employee may submit written documents and other information relating to the claim.  The review will be conducted by an appropriate named fiduciary of this Agreement who is neither the person who denied the initial claim nor a subordinate of that person, and no deference will be given to the initial decision of the claim.  If the claim is based on a medical judgment, the person conducting the review will consult with an appropriate health care professional (but not the same professional who was consulted in connection with the original denial of the claim, or his or her subordinate), and will, upon the request of the Employee, provide the Employee with the names of all medical or vocational experts whose advice was obtained in connection with the original denial of the claim.  A hearing on the claim will be conducted within 45 days.  At the hearing, or prior to the hearing upon 5 business days' written notice to the Committee, the Employee may review all pertinent documents relating to the denial of the claim.  If the review of the claim is denied, the Employee will be provided with written notice of this denial within 45 days after the Committee’s receipt of the written claim for review.  There may be times when this 45 day period may be extended.  This extension may only be made, however, where there are special circumstances that are communicated to the Employee in writing within the 45 day period.  If the decision on review is not furnished to the Employee within the time limitations described above, the claim shall be deemed denied on review.
If the review of a claim is denied, the Committee will provide the Employee with a notice containing the specific reasons for the denial, a reference to this Agreement provisions on which the denial is based, a statement that the Employee is entitled to receive upon request, free of charge, access to and copies of all documents and other information relevant to the claim, a statement of the Employee’s right to bring a civil action under federal law, and, in the case of claims based on disability, copies of or the right to request free of charge any internal rule, guideline or protocol that was relied upon in denying the claim.
No person or entity claiming Plan benefits may bring legal action against the Committee or its members, the Corporation, any affiliate of the Corporation, the Board of Directors of the Corporation or its members, or any employee of the Corporation based upon this Agreement before exhausting the claim and appeal procedures set forth in the preceding paragraphs of this Section 6.  No person or entity claiming benefits under this Agreement may commence legal action with respect to this Agreement more than 120 days after receiving notice of the Committee’s final decision on the claim appeal of such person or entity.
7.           Notice.  For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:
(a)           If to the Corporation:
Twin Disc, Incorporated
1328 Racine Street
Racine, Wisconsin 53403

(b)           If to Employee:

__________________________
Twin Disc, Incorporated
1328 Racine Street
Racine, Wisconsin 53403

8.           Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and such officer as may be specifically designated by the Board. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Wisconsin.
9.           Validity.  The invalidity or unenforceability of any provision of this shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
10.           Compliance with Code Section 409A.  Notwithstanding anything in this Agreement to the contrary, to the extent any payments paid or payable to Employee are subject to Section 409A of the Code, as amended, (a) this Agreement shall be interpreted in a manner that complies with Code Section 409A and any related regulations or guidance, and (b) all such payments shall comply with Code Section 409A and any related regulations or guidance.
11.           Interpretation. All terms used herein in the singular shall be construed to include the plural and all terms used herein in the masculine gender shall be construed to include the feminine gender as may be required by the context in which the terms are used.
12.           Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby.

IN WITNESS WHEREOF, the parties have executed this Agreement in the City and County of Racine, Wisconsin, effective as of the date first set forth above.

TWIN DISC, INCORPORATED

By:

Attest:

EMPLOYEE:

[NAME]

25636011_2.DOC

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